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                                                                     Exhibit (1)


(Translation)

                            ARTICLES OF INCORPORATION
                                       OF
                               RICOH COMPANY, LTD.


                          Chapter I. General Provisions

Article 1. (Trade Name)
The name of the Company is Kabushiki Kaisha Ricoh and is written as RICOH COMPANY, LTD. in English.

Article 2. (Head Office)
The head office of the Company is to be located in Ohta-ku, Tokyo.

Article 3. (Objectives)
The objectives of the Company are to engage in the following businesses:
1. Manufacture, sale and installation work and electrical communication work of optical, office, audio, electric and measuring equipment, other general machinery and equipment and accessories and supplies therefor.
2. Manufacture and sale of photographic sensitive materials and duplicating papers.
3. Manufacture and sale of various raw materials for photographic sensitive materials and of chemicals and of chemical industrial chemicals.
4. Manufacture, processing and sale of papers, pulps textiles, general Merchandise and by-products thereof.
5.   Investment in, or sale of the products of, other companies.
6. Import and Export of the goods described in any of the foregoing items and other goods of every kind and description.
7. Brokerage business for casualty insurance and other insurance under the Automobile Liability Security Law.
8.   Any and all business incidental or relating to any of the foregoing items.

Article 4. (Public Notices)
Public notices of the Company shall appear in the Nihon Keizai Shimbun published in Tokyo.

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                               Chapter II. Shares

Article 5. (Total number of shares to be issued and types of share certificates) The total number of shares to be issued by the Company is one billion (1,000,000,000).
If some shares are cancelled, the number of shares cancelled shall be deducted from the total number of shares issued.
The types of share certificates to be issued by the Company shall be decided in accordance with Share Handling Regulations to be established by the Board of Directors.

Article 6. (Number of shares per new unit (tangen); unissuability of shares less than one new unit (tangen))
The number of shares per new unit (tangen) of the Company shall be one thousand (1,000). Unless otherwise provided for in Share Handling Regulations, the Company shall not issue shares which are less than one new unit (tangen) of shares.

Article 7. (Transfer agent)
The Company shall have a transfer agent for the handling of its shares.
The transfer agent and its place of business shall be decided by resolution of the Board of Directors and announced publicly.
The list of the Company's shareholders (includes the list of de facto shareholders; the same applies hereinafter) shall be kept at the place of business of the transfer agent. The transfer agent shall be made to handle all the businesses relating to the Company's shares, such as the transfer of shares and the purchase of quantities of less than one new unit (tangen) of shares: the Company shall not involve itself in any of the said businesses.

Article 8. (Share Handling Regulations)
The transfer of shares, the purchase of quantities of less than one new unit (tangen) of shares, and any other businesses relating to the Company's shares shall be handled in accordance with Share Handling Regulations to be established by the Board of Directors.

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Article 9. (Basic Date)
In each accounting period, the Company shall deem the shareholders that are registered or recorded in the final list of shareholders (includes de facto shareholders; the same applies hereinafter) to be the shareholders that can exercise their rights at the ordinary general meeting of shareholders for the accounting period.
Notwithstanding the preceding paragraph, the Board of Directors may, if necessary, resolve to deem the shareholders or pledgees that are registered or recorded in the list of shareholders as of a specific date set and announced previously to be the shareholders or pledgees that can exercise their rights.


                  Chapter III. General Meeting of Shareholders

Article 10. (Call)
The ordinary general meeting of shareholders shall be called in June each year and the extraordinary general meeting of shareholders be called according to necessity. The general meeting shall be called by the President in accordance with the resolution of the Board of Directors. In the event that the President is unable to call the general meeting of shareholders, one of the other directors in the order determined in advance by resolution of the Board of Directors shall call it.

Article 11. (Exercise of voting rights by proxy)
Any of the shareholders may exercise his voting rights by means of a proxy who is also a shareholder of the Company.
The said shareholder or proxy must submit a power of attorney to vote to the Company.

Article 12. (Chairman)
The President shall preside over the general meeting of shareholders. In the event of his inability, one of the other directors in the order determined in advance by resolution of the Board of Directors shall perform the duties of the President.

Article 13. (Method of Resolution)
Except as otherwise provided by law or these Articles of Incorporations, the resolution of the general meeting of shareholders shall be adopted by a majority vote Of shareholders who are present at the general meeting.

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Article 14. (Minutes)
The outline of proceedings and the resultant actions taken at the general meeting of shareholders shall be entered in the minutes which shall bear the names and seals of the Chairman of the meeting and the directors present and be kept at the offices of the Company.


                   Chapter IV. Directors & Board of Directors

Article 15. (Number)
The Company shall have not more than thirty (30) directors.

Article 16. (Election of directors)
Directors shall be elected at a general meeting of shareholders.
Resolution for the election mentioned above shall be adopted by a majority vote of the shareholders present at the meeting who hold voting rights representing not less than one-third of the voting rights of all shareholders.
Cumulative voting shall not be used in the election of directors.

Article 17. (Term of Office)
The term of office of directors shall be until the close of the ordinary general meeting of shareholders relating to the last fiscal year which is within two (2) years after their assumption of office; provided, however, that the term of office of a director elected to fill a vacancy, or by reason of an increase in the number of directors, shall be until expiration of the term of office of the other incumbent directors.

Article 18. (Filling of Vacancy)
In the event of any vacancy occurring in the office of directors, no election to fill such vacancy may be held, if the number of the remaining directors does not short of the statutory number.

Article 19. (Directors with Specific Titles & Representative Directors)
One (1) Chairman, one (1) President, and one or more Executive Vice Presidents, Executive Managing Directors and Managing Directors may be appointed from among the directors by resolution of the Board of Directors. One or more representative directors shall be appointed by resolution of the Board of Directors.

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Article 20. (Calling of Meetings of Board of Directors; Chairman & Resolutions)
The Board of Directors shall decide important matters concerning the execution of the business affairs of the Company as well as such matters as are provided by laws and regulations. A meeting of the Board of Directors shall be called and presided over by the Chairman. In case the office of Chairman is vacant or the Chairman is unable to act, one of the other directors shall perform the duties of the Chairman in the order determined in advance by resolution of the Board of Directors. Notice of a meeting of the Board of Directors shall be dispatched to each director and each statutory auditors at least three (3) days before the date of the meeting; provided, however, that such meeting may be held without going through the procedure for calling if so agreed by all the directors and the statutory auditors. Resolutions of a meeting of the Board of Directors shall be adopted by a majority in number of the directors present at the meeting and constituting a majority of the total number of directors.

Article 21.  (Remuneration)
The remuneration of the directors shall be determined by resolution of a general meeting of shareholders.


                CHAPTER V. Corporate Auditors & Board of Auditors

Article 22. (Number)
The Company shall have not more than five (5) corporate auditors.

Article 23. (Election of corporate auditors)
Corporate auditors shall be elected at a general meeting of shareholders. Resolution for the election mentioned above shall be adopted by a majority vote of the shareholders present at the meeting who hold voting rights representing not less than one-third of the voting rights of all shareholders.

Article 24. (Term of Office)
The term of office of corporate auditors shall be until the close of the ordinary general meeting of shareholders relating to the last fiscal year which is within three (3) years after their assumption of office; provided, however, that the term of office of a corporate auditor elected to fill a vacancy shall be until expiration of the term of office of the retired corporate auditor.

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Article 25. (Filling of Vacancy)
In the event of any vacancy occurring in the office of corporate auditors, no election to fill such vacancy may be held unless the number of the remaining corporate auditors falls short of the statutory number.

Article 26. (Calling of Meeting of Board of Corporate Auditors & Resolutions) The Board of Corporate Auditors shall decide matters relating to auditing policies, the method of examining the conditions of the business affairs and assets of the Company and the execution of other duties of corporate auditors as well as such matters as are provided for under the applicable laws and regulations.
A meeting of the Board of Corporate Auditors shall be called by members of such board. Notice of a meeting of the Board of Corporate Auditors shall be given to each corporate auditor at least three (3) days before the date of the meeting; provided, however, that such meeting may be held without going through the specified procedure for calling if so agreed by all the corporate auditors. Resolutions of a meeting of the Board of Corporate Auditors shall be adopted by a majority of the board unless otherwise specified under the applicable laws or regulations.

Article 27. (Standing Corporate Auditors)
The corporate auditors may appoint from among themselves one or more standing corporate auditors.

Article 28. (Remuneration)
The remuneration of corporate auditors shall be determined by resolution of a general meeting of shareholders.


                              CHAPTER VI. Accounts

Article 29. (Business Year and Accounting Period)
The business year of the Company shall be from April 1 of each year to March 31 of the next year. All accounts of the Company shall be closed at the last day of each business year.

Article 30. (Dividends)
Dividends shall be paid to the shareholders or pledgees that are registered or recorded in the final list of shareholders as of March 31 of each year.

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Article 31. (Interim dividends)
By resolution of the Board of Directors, the Company may pay cash dividends (interim dividends) stated in Paragraph 5 of Article 293 of the Commercial Code to the shareholders or pledgees that are registered or recorded in the final list of shareholders as of September 30 of each year.

Article 32. (Exemption)
The Company shall be relieved from its obligation to pay dividends or interim dividends if such dividends or interim dividends is not received after lapse of three (3) years from the date when they become due and payable.

Article 33. (Dividend Accrual Date)
When a request for conversion of convertible bonds is made, for the purpose of the payment of dividends and interim dividends the period from April 1 to September 30 and the period from October 1 to March 31 of the next year shall be deemed to be a business year respectively and it shall be deemed that the conversion was made at the beginning of such business year during which a request for conversion was made.

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